UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Sajan, Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-1881957
(State or incorporation or organization)	(IRS Employer Identification No.)

625 Whitetail Blvd.,
River Falls, Wisconsin	54022
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates:                33-127164                                 .

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value
(Title of Class)

Introductory Note

Sajan, Inc. (the “Company,” “we,” “our” or “us”) hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (“SEC”) on October 4, 2005 (the “Form 8-A”) in order to update the description of our capital stock as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

Under our certificate of incorporation, as amended, we have 45,000,000 shares of authorized capital stock, of which 35,000,000 shares have been classified as common stock, $0.01 per share par value, and 10,000,000 shares have been classified as preferred stock, $0.01 per share par value.  As of April 30, 2010, the date referenced in our last Form 10-Q, there were 16,009,331 shares of common stock outstanding.  There are no outstanding shares of preferred stock.

At the time of the initial filing of the Form 8-A, we had 100,000,000 shares of authorized capital stock, of which 90,000,000 shares were classified as common stock and 10,000,000 shares were classified as preferred stock.  Effective as of May 23, 2008, we amended our certificate of incorporation to decrease the number of authorized shares of capital stock to 28,000,000 shares, 18,000,000 shares of which were classified as common stock and 10,000,000 shares of which were classified as preferred stock.  On June 15, 2010, we filed with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation to increase the number of shares of our authorized capital stock and common stock to the current amounts.

Holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made in the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this Form 8-A/A.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The foregoing description of our capital stock, including our common stock, is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements defining the rights of the holders of each class of our securities, copies of which have been filed with the SEC.

Our Registration Statement on Form 8-A filed with the SEC on February 25, 2010 covering our Preferred Stock Purchase Rights is hereby incorporated herein by reference.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit No.	Description
3.1(1)	Certificate of Incorporation of MathStar, Inc.
3.2(2)	Certificate of Amendment of the Certificate of Incorporation of MathStar, Inc. filed with the Secretary of State of the State of Delaware on May 23, 2008
3.3(3)	Certificate of Designation of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on February 25, 2010
3.4(4)	Certificate of Amendment to the Amended Certificate of Incorporation of Sajan, Inc. filed with the Secretary of State of the State of Delaware on June 15, 2010
3.5(5)	Bylaws of MathStar, Inc.
4.1(4)	Form of common stock certificate of Sajan, Inc.
4.2(6)
Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between MathStar, Inc. and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as Rights Agent

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 3, 2005, Registration No. 333-127164 (the “Registration Statement”).
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2008.
(3)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2010.
(4)	Filed herewith.
(5)	Incorporated by reference to Exhibit 3.2 to the Registration Statement.
(6)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2010.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SAJAN, INC.
(Registrant)

Date: June 23, 2010	/s/ SHANNON ZIMMERMAN
Shannon Zimmerman
President, Chief Executive Officer and Interim Chief Financial Officer